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Exhibit 8.1

For Immediate Distribution

CABLE & WIRELESS AND DIGITAL ISLAND ANNOUNCE
EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD
AND OTHER ANTITRUST APPROVALS

    LONDON, ENGLAND and SAN FRANCISCO, CA—(BUSINESS WIRE)—May 31, 2001—Cable and Wireless plc (LSE: CW; NYSE: CWP) and Digital Island, Inc. (NASDAQ: ISLD) announced today that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the proposed acquisition of Digital Island by Cable & Wireless was granted by the Federal Trade Commission on May 30, 2001. Cable & Wireless and Digital Island also announced today that it has been determined that a pre-merger notification filing will not be required in accordance with either the U.K. Fair Trading Act or the applicable E.C. Merger Regulation and as a result, the acquisition will not be subject to a review period by the U.K. Office of Fair Trading or the European Commission. Expiration or early termination of the Hart-Scott-Rodino waiting period was a condition to completion of the acquisition. Completion of the acquisition remains subject to certain other customary conditions.

    Cable & Wireless and Digital Island announced on Monday, May 14, 2001, the execution of a definitive merger agreement providing for the acquisition of Digital Island at a price of $3.40 per share in cash by means of a tender offer for all outstanding shares of Digital Island's common stock to be followed, upon the terms and subject to the conditions of the merger agreement, by a second step merger. The tender offer, which commenced on Monday, May 21, 2001, is scheduled to expire at 12:00 midnight, New York City time, on Monday, June 18, 2001, unless extended.

    Cable & Wireless is a major global telecommunications business with revenue of over £8 billion (U.S.$11.5 billion) in the year ended March 31, 2001 and customers in 70 countries. Cable & Wireless' focus for future growth is on IP (Internet protocol) and data services and solutions for business customers. It is developing advanced IP networks and value-added services in the U.S., Europe and the Asia-Pacific region in support of this strategy. With the capability of its global IP infrastructure and its strength in key markets, Cable & Wireless holds a unique position in terms of global coverage and services to business customers.

    Digital Island is the leading provider of managed Internet infrastructure for enterprises that need to give their customers a great Web experience in order to drive e-Business transactions. The company integrates managed hosting, content delivery and network services to bypass Internet congestion and guarantee fast and relevant interactions. Digital Island is headquartered in San Francisco, and its global e-Business delivery network reaches 35 countries.

    Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer because they contain important information. The tender offer statement was filed by Cable & Wireless with the U.S. Securities and Exchange Commission (the "SEC") on May 21, 2001. The solicitation/recommendation statement was filed with the SEC by Digital Island on May 21, 2001. Investors and security holders may obtain a free copy of these statements and other documents filed by Cable & Wireless and Digital Island at the SEC's web site at www.sec.gov.

Forward-looking Language

    This news release contains certain forward-looking statements, including, without limitation, statements concerning Cable & Wireless' and Digital Island's operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Actual results could differ materially from the results referred to in the forward-looking statements. These forward-looking statements are based largely on Cable & Wireless' and Digital Island's current expectations and are subject to a number of risks and uncertainties, including, without limitation, risks and uncertainties indicated from time to time in Cable & Wireless' and Digital Island's filings with the SEC. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this news release will in fact occur. Additionally, neither Cable & Wireless nor Digital Island makes any commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Contacts for Cable & Wireless

    Chris Tyler, Investor Relations +44 (0) 20 7315 4460, chris.tyler@cw.com

    Katherine King, Investor Relations +44 (0) 7315 6225, katherine.king@cw.com

    Valerie Gerard, Investor Relations +1 646 735 4211, valerie.gerard@cw.com

    Susan Cottam, Media +44 (0) 20 7315 4410, susan.cottam@cw.com

    Peter Eustace, Media +44 (0) 20 7315 4495, peter.eustace@cw.com

    Chad Couser, Media +1 703 760 3845, chad.couser@cw.com

Contacts for Digital Island

    Traci McCarty, Investor Relations +1 415 738 4164, tmccarty@digisle.net

    David Radoff, Media +1 415 738 4286, dradoff@digisle.net

    Lyndsay Barrett, UK Media +44 (0) 20 7716 5878, lbarrett@digisle.net

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CABLE & WIRELESS AND DIGITAL ISLAND ANNOUNCE EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD AND OTHER ANTITRUST APPROVALS